Exhibit 99(h)(i)(3)

Second Amendment to Administration, Bookkeeping and Pricing Services Agreement

This Second Amendment (“Amendment”) is made as of December 2, 2017 (the “Effective Date”) between Broadview Funds Trust (the “Trust”), organized as a statutory trust under the laws of the State of Delaware, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS previously entered into an Administration, Bookkeeping and Pricing Services Agreement dated December 2, 2013, as amended November 21, 2016 (the “Agreement”);

WHEREAS, the Trust and ALPS wish to amend Appendix C (“Compensation”) of the Agreement; and

WHEREAS, all capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below and other good and value consideration the sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree to amend the Agreement as of the Effective Date as follows:

1.	Appendix C to the Agreement is deleted in its entirety and replaced with Appendix C attached hereto.

Other than as amended hereby, all other provisions of the Agreement shall remain unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed, construed and interpreted in accordance with the laws of the State of Colorado, and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BROADVIEW FUNDS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Angela Pingel	By:	/s/ Jeremy O May

Name:	Angela Pingel	Name:	Jeremy O. May
Title:	Vice President & Assistant Secretary	Title:	President

Exhibit 99(h)(i)(3)

APPENDIX C

COMPENSATION

REDACTED